Exhibit (k)(16)

______________________________________________________________________________

AMENDED AND RESTATED

BROKER-DEALER AGREEMENT

between

DEUTSCHE BANK TRUST COMPANY AMERICAS

and

[Name of Broker-Dealer]

Dated as of [Date]

Relating to

AUCTION MARKET PREFERRED STOCK®

("AMPS"®)

Series G

of

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

______________________________________________________________________________

® Registered trademark of Merrill Lynch & Co., Inc.

AMENDED AND RESTATED BROKER-DEALER AGREEMENT ("Agreement") dated as of [Date] between Deutsche Bank Trust Company Americas, a New York corporation (the "Auction Agent") (not in its individual capacity but solely as agent of Aberdeen Asia-Pacific Income Fund, Inc., a Maryland corporation (the "Company"), pursuant to authority granted to it in the Amended and Restated Auction Agent Agreement dated as of May 9, 2003, between the Company and the Auction Agent (the "Auction Agent Agreement")) and [Name of Broker-Dealer] (together with its successors and assigns hereinafter referred to as "BD").

The Company has duly authorized and issued 3,000 shares of Auction Market Preferred Stock® Series G, with a liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) ("Series G AMPS" or the "AMPS"), pursuant to the Company's Charter (as defined below).

Article Sixth of the Company's Charter provides that the dividend rate on the Series G AMPS for each Dividend Period for such series after the Initial Dividend Period shall be the Applicable Rate for such series, which, in general, shall be the rate per annum that the Auction Agent appointed by the Company advises results from implementation of the Auction Procedures (as defined below). Pursuant to resolutions adopted by the Board of Directors of the Company, the Company has appointed Deutsche Bank Trust Company Americas as Auction Agent for purposes of the Auction Procedures, and pursuant to Section 2.5(d) of the Auction Agent Agreement, the Company has requested and directed the Auction Agent to execute and deliver this Agreement.

The Auction Procedures require the participation of one or more Broker-Dealers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Auction Agent and BD agree as follows:

1. Definitions and Rules of Construction.

1.1. Terms Defined by Reference to the Charter and the Auction Agent Agreement. Capitalized terms not defined herein shall have the respective meanings specified in Article Sixth of the Charter of the Company and in the Auction Agent Agreement.

1.2. Terms Defined Herein. As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

(a) "Auction" shall have the meaning specified in Section 3.1(a) hereof.

(b) "Auction Procedures" shall mean the Auction procedures that are set forth in Paragraph 8 of Article Sixth of the Charter.

(c) "Authorized Officer" shall mean each Vice President, Assistant Vice President, and Associate of the Auction Agent assigned to its Corporate Trust and Agency Services Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to BD.

(d) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

(e) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

________________________
/FN/ ®Registered trademark of Merrill Lynch & Co., Inc.

(f) "Charter" shall mean the Articles of Amendment and Restatement of the Company filed on May 9, 2003 in the office of the State Department of Assessments and Taxation of the State of Maryland, as amended, supplemented or restated from time to time. The Charter includes as Article Sixth the amended and restated text of the Articles Supplementary establishing the powers, preferences and rights of the Series G AMPS filed on July 25, 1995 in the office of the State Department of Assessments and Taxation of the State of Maryland.

(g) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit A.

1.3. Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

(d) All references herein to a particular time of day shall be to New York City time.

2. Notification of Dividend Period. The provisions contained in Paragraph 3(c)(iii) of Article Sixth of the Charter concerning the notification of a Special Dividend Period will be followed by the Auction Agent and BD and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

3. The Auction.

3.1. Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

(a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for the Series G AMPS for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

(b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

(c) BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a broker-dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Paragraph 1 of Article Sixth of the Charter may execute a Broker-Dealer Agreement and participate as Broker-Dealers in Auctions. BD agrees to handle customer orders in accordance with its respective duties under applicable securities laws and rules.

(d) BD and other Broker-Dealers may participate in Auctions for their own accounts. However, the Company may by notice to BD and all other Broker-Dealers prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders. The Auction Agent shall have no duty or liability with respect to enforcement of this subsection.

3.2. Preparation for Each Auction.

(a) Not later than 9:30 A.M. on each Auction Date for each series of AMPS, the Auction Agent shall advise BD and the Company by telephone of the Reference Rate and the Maximum Applicable Rate in effect on such Auction Date.

(b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent has given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date. Thereafter, BD shall promptly notify customers of BD that BD believes are Beneficial Owners of shares of Series G AMPS of such change in the Auction Date.

(c) On the date of this Agreement, and from time to time upon request of the Auction Agent, BD will provide the Auction Agent with a list of the respective customers BD believes are Existing Holders and the number of shares of Series G AMPS held by such Existing Holders. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any Person other than the respective Broker-Dealer and the Company, unless otherwise required by law. Notwithstanding the above, and as necessary to comply with applicable securities laws, either the Auction Agent or BD may disclose to anyone any information with respect to the United States federal income tax treatment and tax structure of this arrangement.

3.3. Auction Schedule; Method of Submission of Orders.

(a) The Company and the Auction Agent shall conduct Auctions for each series of AMPS in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give notice of any such change to BD. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time	Event
By 9:30 A.M.	Auction Agent advises the Company and Broker-Dealers of Reference Rate and the Maximum Applicable Rate as set forth in Section 3.2(a) hereof.
9:30 A.M. - 1:00 P.M.	Auction Agent assembles information communicated to it by Broker-Dealers as provided in Paragraph 8(c)(i) of Article Sixth of the Charter. Submission Deadline is 1:00 P.M.
Not earlier than 1:00 P.M.	Auction Agent makes determinations pursuant to Paragraph 8(d)(i) of Article Sixth of the Charter.
By approximately 3:00 P.M.

Auction Agent advises Company of the rates determined pursuant to the Auction, as provided in Paragraph 8(d)(ii) of Article Sixth of the Charter.

Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of AMPS are allocated as provided in Paragraph 8(e) of Article Sixth of the Charter.

By approximately 10:00 A.M. on the next succeeding Business Day	Auction Agent gives notice of Auction results as set forth in Section 3.4(a) hereof.

(b) BD agrees to maintain a list of Potential Beneficial Owners and to contact the Potential Beneficial Owners on such list on or prior to each Auction Date for the purposes set forth in Paragraph 8(b)(i)(B) of Article Sixth of the Charter.

(c) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit B. BD shall submit separate Orders to the Auction Agent for each Potential Beneficial Owner or Beneficial Owner on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of Potential Beneficial Owners or Beneficial Owners on whose behalf BD is submitting Orders.

(d) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit C, of transfers of shares of Series G AMPS made through BD by a Beneficial Owner to another Person other than pursuant to an Auction, and (ii) a written notice, substantially in the form attached hereto as Exhibit D, of the failure of any shares of Series G AMPS to be transferred to or by any Person that purchased or sold shares of Series G AMPS through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date.

3.4. Notice of Auction Results.

(a) On each Auction Date, the Auction Agent shall notify BD by telephone as set forth in paragraph (a) of the Settlement Procedures. On the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

(b) BD shall notify each Beneficial Owner or Potential Beneficial Owner on whose behalf BD has submitted an Order as set forth in paragraph (b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

If any Beneficial Owner selling shares of AMPS in an Auction fails to deliver such shares, the BD of any Person that was to have purchased shares of Series G AMPS in such Auction may deliver to such Person a number of whole shares of such Series G AMPS that is less than the number of shares that otherwise was to be purchased by such Person. In such event, the number of shares of such Series G AMPS to be so delivered shall be determined by such BD. Delivery of such lesser number of shares shall constitute good delivery. Upon the occurrence of any such failure to deliver shares, such BD shall deliver to the Auction Agent the notice required by Section 3.3(d)(ii) hereof. Notwithstanding the foregoing terms of this Section 3.4(b), any delivery or non-delivery of shares of Series G AMPS which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 3.3(d) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.4(b).

3.5. Service Charge to Be Paid to BD. On the Business Day next succeeding each Auction Date, the Auction Agent shall pay a service charge to BD, from monies received from the Company, in an amount equal to: (a) in the case of any Auction Date immediately preceding a Regular Dividend Period or Short Term Dividend Period, next day funds equal to the product of (i) a fraction, the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, (ii) 1/4 of 1%, (iii) $25,000, and (iv) the sum of (A) the aggregate number of shares of the applicable series of AMPS placed by BD in the applicable Auction that were (x) the subject of a Submitted Bid of a Beneficial Owner submitted by BD and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Beneficial Owner submitted by BD and were purchased as a result of such submission plus (B) the aggregate number of shares of such series of AMPS subject to valid Hold Orders (determined in accordance with Paragraph 8 of Article Sixth of the Charter) submitted to the Auction Agent by BD plus (C) the number of shares of such series of AMPS deemed to be subject to Hold Orders by BD on behalf of Beneficial Owners pursuant to Paragraph 8 of Article Sixth of the Charter that were acquired by such Beneficial Owners through BD; and (b) in the case of any Auction Date immediately preceding a Long Term Dividend Period, that amount as mutually agreed upon by the Company and BD, based on the selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, at the commencement of such Long Term Dividend Period.

For purposes of sub-clause (a)(iv)(C) of the foregoing sentence, if any Beneficial Owner who acquired shares of Series G AMPS through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be the BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

3.6. Settlement.

(a) If any Potential Beneficial Owner on whose behalf BD has submitted an Order fails to deliver funds with respect to any Auction, BD shall promptly deliver such funds to the party entitled to receive such funds. If any Beneficial Owner on whose behalf BD has submitted an Order fails to instruct its Agent Member to deliver shares of AMPS against payment therefor, BD shall instruct such Agent Member to deliver such shares against payment therefor. The delivery of funds by BD for the purchase of shares of AMPS by a Potential Beneficial Owner, as provided above, shall not relieve such Potential Beneficial Owner of any liability to BD for payment for such shares. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.6.

(b) Neither the Auction Agent nor the Company shall have any responsibility or liability with respect to the failure of BD, a Beneficial Owner, a Potential Beneficial Owner or its respective Agent Member to deliver shares of AMPS or to pay for shares of AMPS sold or purchased pursuant to the Auction Procedures or otherwise.

4. The Auction Agent.

4.1. Duties and Responsibilities.

(a) The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

(b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

(c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

4.2. Rights of the Auction Agent.

(a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized by this Agreement and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

(b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

4.3. Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement or the Series G AMPS.

5. Miscellaneous.

5.1. Termination. Any party may terminate this Agreement at any time upon five days' prior notice to the other party; provided, however, that if BD is Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither BD nor the Auction Agent may terminate this Agreement without first obtaining prior written consent of the Company of such termination, which consent shall not be unreasonably withheld.

5.2. Participant in Securities Depository; Payment of Dividends in Same-Day Funds.

(a) BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities Depository (or an affiliate of such a member or participant).

(b) BD represents that it (or if such BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the AMPS available in same-day funds on each Dividend Payment Date to customers who use such BD or affiliate as Agent Member.

5.3. Agent Member. At the date hereof, BD is a participant of the Securities Depository.

5.4. Communications. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopier number set forth below:

If to BD, addressed:	[Name of Broker-Dealer] [Address 1] [Address 2] [City, State Zip] Attention: ____________________ Telephone No.: (____) ____ - _____ Telecopier No.: (____) ____ - _____
If to the Auction Agent, addressed:	Deutsche Bank Trust Company Americas 280 Park Avenue, 9th Floor New York, New York 10017 Attention: Auction Rate Securities Telephone No.: (212) 454-4143 Telecopier No.: (212) 454-2030

or such other address or telecopier number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

5.5. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

5.6. Benefits. Nothing in this Agreement, express or implied, shall give to any person, other than the Company, the Auction Agent and BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

5.7. Amendment; Waiver.

(a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the parties hereto.

(b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

5.8. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Company without the consent of BD.

5.9. Severability. If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

5.10. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: _____________________________________________ Name: Title:

[NAME OF BROKER-DEALER]

By: _____________________________________________ Name: Title:

EXHIBIT A

SETTLEMENT PROCEDURES

The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. Nothing contained in this Exhibit A constitutes a representation by the Fund that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party. Separate Auctions may be conducted on different Auction Dates for each series of AMPS. Accordingly, as used herein, unless the context otherwise requires, "AMPS" means the series of AMPS subject to the related Auction and "Beneficial Owners" and "Potential Beneficial Owners" means Beneficial Owners of such series and Potential Beneficial Owners of such series, respectively. Otherwise, capitalized terms used herein shall have the respective meanings specified in either Paragraph 1(a) or Paragraph 8 of Article Sixth of the Articles of Amendment and Restatement, dated May 8, 2003, as filed with the Maryland State Department of Assessments and Taxation on May 9, 2003 ("Charter"), as the case may be.

(a) On each Auction Date, the Auction Agent shall notify by telephone the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Beneficial Owner or Potential Beneficial Owner of:

(i) the Applicable Rate fixed for the next succeeding Dividend Period;

(ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

(iii) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or a Sell Order on behalf of a Beneficial Owner, the number of shares, if any, of AMPS to be sold by such Beneficial Owner;

(iv) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Beneficial Owner, the number of shares, if any, of AMPS to be purchased by such Potential Beneficial Owner;

(v) if the aggregate number of shares of AMPS to be sold by all Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of shares of AMPS to be purchased by all Potential Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of shares of AMPS and the number of such shares to be purchased from one or more Beneficial Owners on whose behalf such Broker-Dealer acted by one or more Potential Beneficial Owners on whose behalf each of such Buyer's Broker-Dealers acted;

(vi) if the aggregate number of shares of AMPS to be purchased by all Potential Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of shares of AMPS to be sold by all Beneficial Owners on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker-Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of shares of AMPS and the number of such shares to be sold to one or more Potential Beneficial Owners on whose behalf such Broker-Dealer acted by one or more Beneficial Owners on whose behalf each of such Seller's Broker-Dealers acted; and

(vii) the Auction Date of the next succeeding Auction with respect to the AMPS.

(b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Beneficial Owner or Potential Beneficial Owner shall:

(i) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Beneficial Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Beneficial Owner's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of shares of AMPS to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Beneficial Owner of the Applicable Rate for the next succeeding Dividend Period;

(ii) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Beneficial Owner on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Beneficial Owner's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of shares of AMPS to be sold pursuant to such Order against payment therefor and advise any such Beneficial Owner that will continue to hold shares of AMPS of the Applicable Rate for the next succeeding Dividend Period;

(iii) advise each Beneficial Owner on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

(iv) advise each Beneficial Owner on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

(v) advise each Potential Beneficial Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

(c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Beneficial Owner or a Beneficial Owner shall, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to (b)(i) above and any shares of AMPS received by it pursuant to (b)(ii) above among the Potential Beneficial Owners, if any, on whose behalf such Broker-Dealer submitted Bids, the Beneficial Owners, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) or (a)(vi) above.

(d) On each Auction Date:

(i) each Potential Beneficial Owner and Beneficial Owner shall instruct its Agent Member as provided in (b)(i) or (ii) above, as the case may be;

(ii) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to the Agent Member of the Beneficial Owner delivering shares to such Broker-Dealer pursuant to (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (a)(v) above against payment therefor; and

(iii) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a)(vi) above the amount necessary to purchase the shares to be purchased pursuant to (b)(i) above against receipt of such shares, and (B) deliver such shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

(e) On the day after the Auction Date:

(i) each Bidder's Agent Member referred to in (d)(i) above shall instruct the Securities Depository to execute the transactions described under (b)(i) or (ii) above, and the Securities Depository shall execute such transactions;

(ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d)(ii) above, and the Securities Depository shall execute such transactions; and

(iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d)(iii) above, and the Securities Depository shall execute such transactions.

(f) If a Beneficial Owner selling shares of AMPS in an Auction fails to deliver such shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Beneficial Owner on behalf of which it submitted a Bid that was accepted a number of whole shares of AMPS that is less than the number of shares that otherwise was to be purchased by such Potential Beneficial Owner. In such event, the number of shares of AMPS to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or non-delivery of shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.

EXHIBIT B

(Submit only one order on this Order Form)

DEUTSCHE BANK TRUST COMPANY AMERICAS

ORDER FORM

To:     Deutsche Bank Trust Company Americas                                                         _______________________
           280 Park Avenue, 9th Floor                                                                                   Date of Auction
           New York, New York 10017
           Attention: Auction Rate Securities
           Tel: (212) 454-4143
           Fax: (212) 454-2030

Re:     ABERDEEN ASIA-PACIFIC INCOME FUND, INC.
           Auction Market Preferred Stock®
           Series ______ (indicate Series) ("AMPS")

The undersigned Broker-Dealer submits the following Order on behalf of the Bidder listed below:

Name of Bidder: _____________________________________

Bidder places the Order listed below covering the number of shares indicated (complete only one blank):

_____  Shares now held by Bidder (a Beneficial Owner), and the Order is a (check one)

œ Hold Order; or

œ Hold at a rate of ____%; or

œ Sell Order; or

_____ Shares not now held by Bidder (a Potential Beneficial Owner), and the Order is a Bid at a rate of _____%.

Notes:

(1)     If submitting more than one Order for one Bidder, use additional Order Forms.

(2)     If one or more Orders covering in the aggregate more than the number of outstanding shares of AMPS held by any Broker-Dealer on behalf of a Beneficial Owner are submitted, such Orders shall be considered valid in the order of priority set forth in the Auction Procedures.

(3)     A Hold Order may be placed only by a Broker-Dealer on behalf of a Beneficial Owner covering a number of shares of AMPS not greater than the number of shares currently held by such Broker-Dealer on behalf of such Beneficial Owner.

(4)     Broker-Dealers on behalf of Potential Beneficial Owners may make only Bids, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Beneficial Owner, each Bid submitted shall be a separate Bid with the rate specified.

(5)     Bids may contain no more than three figures to the right of the decimal point (.001 of 1%).

Name of Broker-Dealer: _______________________

                 By: _____________________________________
                        Printed Name:
                        Title:

EXHIBIT C

(To be used only for transfers made other than pursuant to an Auction)

TRANSFER FORM

Re:     Aberdeen Asia-Pacific Income Fund, Inc.
          Auction Market Preferred Stock® Series _____ (indicate Series) ("AMPS")

We are (check one):

☐ the Broker-Dealer for the Beneficial Owner named below; or

☐ the Agent Member for such Beneficial Owner.

We hereby notify you that such Beneficial Owner has transferred _____ shares of Series _______(indicate Series) AMPS to _______________________________.

___________________________________
(Name of Beneficial Owner)

___________________________________
(Name of Broker-Dealer)

___________________________________
(Name of Agent Member):

By: ________________________________
      Printed Name:
      Title:

EXHIBIT D

(To be used only for failures to deliver AMPS sold pursuant to an Auction)

NOTICE OF A FAILURE TO DELIVER

Complete either I or II

I.     We are a Broker-Dealer for ________________________ (the "Purchaser"), which _____ purchased shares of Series _____(indicate Series) AMPS of Aberdeen Asia-Pacific Income Fund, Inc. in the Auction held on _______________________ from the seller of such shares.

II.     We are a Broker-Dealer for ___________________________ (the "Seller"), which sold _____ shares of Series ___ (indicate Series) AMPS of Aberdeen Asia-Pacific Income Fund, Inc. in the Auction held on ______________________________ to the Purchaser of such shares.

We hereby notify you that (check one) -

____ the Seller failed to deliver such shares to the Purchaser

____ the Purchaser failed to make payment to the Seller upon delivery of such shares

____ the following Broker-Dealer failed to deliver to us such shares: ___________________

____ the following Broker-Dealer failed to make payment to us upon delivery of such shares: ____________________

_______________________________ (Name of Broker-Dealer)
By:	_______________________________ Printed Name: Title: